                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.       )*
                                            ------

                              Prism Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    742947104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 742947104                    13G                     Page  2  of   7
          ---------                                                 ---     ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JMI Equity Fund, L.P.
     76-0367611
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0 shares
                         -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER

      OWNED BY                732,284 shares
                         -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER

      REPORTING               0 shares
                         -------------------------------------------------------
       PERSON            8    SHARED DISPOSITIVE POWER

        WITH                  732,284 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     732,284 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5% based on September 1996 10Q
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 742947104                    13G                     Page  3  of   7
          ---------                                                 ---     ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     JMI Partners
     76-0367609
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0 shares
                         -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER

      OWNED BY                732,284 shares
                         -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER

      REPORTING               0 shares
                         -------------------------------------------------------
       PERSON            8    SHARED DISPOSITIVE POWER

        WITH                  732,284 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     732,284 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5% based on September 1996 10Q
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 742947104                    13G                     Page  4  of   7
          ---------                                                 ---     ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Harry S. Gruner
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0 shares
                         -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER

      OWNED BY                732,284 shares
                         -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER

      REPORTING               0 shares
                         -------------------------------------------------------
       PERSON            8    SHARED DISPOSITIVE POWER

        WITH                  732,284 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     732,284 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5% based on September 1996 10Q
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 742947104                    13G                     Page  5  of   7
          ---------                                                 ---     ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Charles Noell
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0 shares
                         -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER

      OWNED BY                732,284 shares
                         -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER

      REPORTING               0 shares
                         -------------------------------------------------------
       PERSON            8    SHARED DISPOSITIVE POWER

        WITH                  732,284 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     732,284 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5% based on September 1996 10Q
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 742947104                    13G                     Page  6  of   7
          ---------                                                 ---     ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Anthony Moores
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 0 shares
                         -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER

      OWNED BY                732,284 shares
                         -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER

      REPORTING               0 shares
                         -------------------------------------------------------
       PERSON            8    SHARED DISPOSITIVE POWER

        WITH                  732,284 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     732,284 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5% based on September 1996 10Q
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 742947104                    13G                     Page  7  of   7
          ---------                                                 ---     ----

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Norris van den Berg
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
      NUMBER OF          5    SOLE VOTING POWER

       SHARES                 20,000 shares
                         -------------------------------------------------------
    BENEFICIALLY         6    SHARED VOTING POWER

      OWNED BY                732,284 shares
                         -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER

      REPORTING               20,000 shares
                         -------------------------------------------------------
       PERSON            8    SHARED DISPOSITIVE POWER

        WITH                  732,284 shares
-------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     752,284 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.7% based on September 1996 10Q
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------

                    *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM l(a).     NAME OF ISSUER:   Prism Solutions, Inc.

ITEM l(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1000 Hamlin Court
               Sunnyvale, CA  94089

ITEM 2(a). NAMES OF PERSONS FILING: JMI Equity Fund, L.P. ("JMI"), JMI Partners, L.P. ("JMI Partners"), which is the sole general partner of JMI, and Messrs. Harry S. Gruner ("Gruner"), Anthony Moores ("Moores"), Charles Noell ("Noell") and Norris van den Berg ("van den Berg") (the "General Partners"). Gruner, Moores, Noell and van den Berg are individual general partners of JMI Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons".

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of the Reporting Persons is JMI, Inc., 1119 St. Paul Street, Baltimore, Maryland 21202.

ITEM 2(c). CITIZENSHIP: Each of JMI and JMI Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value per share.

ITEM 2(e).     CUSIP NUMBER:  742947104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-l(b). OR 13d-2(b). CHECK WHETHER THE PERSON FILING AS A:

               (a)  []   Broker or dealer registered under
                         Section 15 of the Securities Exchange
                         Act of 1934 (the "Act").

               (b)  []   Bank as defined in Section 3(a)(6) of the Act.

               (c)  []   Insurance Company as defined in Section 3(a)(19) of the
                         Act.

               (d)  []   Investment Company registered under
                         Section 8 of the Investment Company Act
                         of 1940.

               (e)  []   Investment Adviser registered under
                         Section 203 of the Investment Advisers
                         Act of 1940.

               (f)  []   Employee Benefit Plan, Pension Fund
                         which is subject to the provisions of
                         the Employee Retirement Income Security
                         Act of 1974 or Endowment Fund; see Rule
                         13d-l(b)(1)(ii)(F) of the Act.

               (g)  []   Parent Holding Company, in accordance
                         with Rule 13d-l(b)(ii)(G) of the Act.

               (h)  []   Group, in accordance with Rule
                         13d-l(b)(1)(ii)(H) of the Act.

Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-l(b) or 13d-2(b).

ITEM 4.   OWNERSHIP.

(a) Amount Beneficially Owned: JMI is the record owner of 732,284 shares (the "Record Shares") as of December 31, 1996. As the general partner of JMI, JMI Partners may be deemed to own beneficially the Record Shares. As the general partners of JMI Partners, the sole general partner of JMI, each of the General Partners may also be deemed to own beneficially the Record Shares. Therefore, JMI, JMI Partners and each of the General Partners may be deemed to own beneficially 732,284 shares.

(b) Percent of Class: Each Reporting Person, except Norris van den Berg: 5.5%. Norris van den Berg: 5.7%. The foregoing percentage is calculated based on the 13,252,043 shares of Common Stock reported to be outstanding at November 7, 1996 in the most recent Form 10Q of Prism Solutions, Inc., as adjusted pursuant to Rule 13d-3(d)(1).

(c)  Number of shares as to which such person has:

     (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.(1)

     (ii) shared power to vote or to direct the vote: 732,284 for each Reporting Person.

     (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.(1)

     (iv) shared power to dispose or to direct the disposition of: 732,284 for each Reporting Person.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except in the case of JMI, for the 732,284 shares it holds of record.

(1) Except for Norris van den Berg who in addition to the shares owned beneficially by all general partners of JMI Partners, L.P., may be deemed to beneficially own 20,000 shares of Common stock which are currently exercisable over which he would have sole power to vote or direct the vote and sole power to dispose.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON Behalf of Another Person.

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY- BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-l(b)(ii)(H).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-l(b).